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On November 3, 2022, Texas Pacific Land Corporation (the “Company”) held an earnings call for results for the three and nine months ended September 30, 2022. A copy of the transcript of the call is provided below.

Texas Pacific Land Corporation

3rd Quarter Earnings Call Transcript

November 3, 2022

Company Participants

•	Tyler Glover, Chief Executive Officer
•	Chris Steddum, Chief Financial Officer
•	Shawn Amini, Vice President, Finance and Investor Relations

Other Participants

•	Derrick Whitfield
•	Hamed Khorsand

Presentation

Operator

Good morning and welcome to Texas Pacific Land Corporation’s third quarter 2022 earnings conference call. This conference call is being recorded. I would now like to introduce your host for today’s call, Shawn Amini, Vice President, Finance and Investor Relations. Please go ahead.

Shawn Amini

Good morning. Thank you for joining us today for Texas Pacific Land Corporation’s Third Quarter 2022 earnings conference call. Yesterday afternoon, the company released its financial results and filed its Form 10-Q with the Securities and Exchange Commission, which is available on the Investors section of the company’s website at www.texaspacific.com.

As a reminder, remarks made on today’s conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company’s results, please refer to our earnings release for this quarter, and to our most recent SEC filings.

During this call, we will also be discussing certain non-GAAP financial measures. More information and reconciliations about these non-GAAP financial measures are contained in our earnings release and SEC filings. Please also note, we may at times refer to our company by its stock ticker, TPL.

This morning’s conference call is hosted by TPL’s Chief Executive Officer, Ty Glover, and Chief Financial Officer, Chris Steddum. Management will make some prepared comments, after which we will open the call for questions.

Now, I will turn the call over to Ty.

Tyler Glover

Thanks, Shawn. Good morning everyone, and thank you for joining us today.

Third quarter 2022 represents another well-rounded performance across the TPL business. Consolidated revenues increased 8% and net income increased 9% sequential quarter-over-quarter, driven by growing oil and gas royalty production, outstanding source water and produced water performance, and continued strong SLEM activity.

Royalty production for third quarter of approximately 23,400 barrels of oil equivalent per day is a new corporate record.

On the Water side, during this most recent quarter, we sourced and treated over 40 million barrels of water. Since the Water business inception, TPL has sourced or treated over 500 million barrels of water, which we estimate is responsible for over 1,000 new well completions in the Permian, with many of these on TPL royalty acreage.

On the produced side, we generated contracted royalty volumes on approximately 190 million barrels of water. Recall, we don’t own or operate any salt water disposal infrastructure. Rather, we collect a contracted royalty fee on produced water that is injected in or crosses our surface. Over half of our produced water volumes that we generated a royalty on last quarter were actually injected into SWD’s located off of TPL surface.

Last quarter we saw a nice uptick in SLEM revenues, and that strong performance carried over into the third quarter. Activity is up across the board in SLEM, with large year-over-year increases for wellbore easements, pipeline easements, and material sales. Just on the land side alone, this past quarter we papered up 233 new contracts, which is nearly double what we did during the same quarter last year.

Recent highlights include two separate contracts for mobile mini sand mines. These sand mines not only help support completion activities in the Permian, but because the sand is developed and sourced in-basin, it reduces the amount of heavy truck traffic in the region. And of course, TPL will generate a royalty for every ton extracted with zero capex or operating expenses required from us. Our land managers do an incredible job overseeing a vast acreage footprint and working everyday with operators to stay in front of their needs and to help facilitate development.

In addition to our core active management activities on the land side, we’ve had a team tasked specifically to pursue alternative and next generation uses for our nearly 1 million acre surface asset. Investments in time and resources we’ve dedicated to this venture over the past few years are bearing results.

Yesterday we announced that TPL signed an agreement with Samsung Solar Energy 2, LLC to begin evaluating the siting of grid-connected batteries located on TPL surface. Preliminary studies have begun to evaluate project viability throughout West Texas where an abundant amount of transmission infrastructure overlaps with TPL. These battery projects could help enhance grid reliability and encourage further renewables development across TPL’s footprint. TPL is thrilled to have someone looking to develop these next generation projects on our surface, and we look forward to collaborating together to hopefully bring these projects to fruition.

We also continue to make good progress on the solar and wind front: this year we’ve increased the amount of solar and wind projects contracted on our surface by over 30% from what we had coming into the year.

In summary, our surface asset is unique not only for its size, but also because it contains water rights and aquifers, exposure to excellent solar and wind resource, materials deposits, electrical grid access, connectivity to gas processing facilities, subsurface pore space, among many other desirable features. Our employees leverage their extensive relationships with Permian producers and across the energy industry to source and collaborate on new projects. The access to all these things at massive scale makes us an attractive partner for interesting opportunities, and we are having a lot of good conversations with developers, engineers, entrepreneurs, and companies on a wide array of new technologies and ideas.

Changing gears, I’d like to remind everyone that our annual meeting is in two weeks. Proxy materials have been filed with the SEC and distributed to shareholders, and I would encourage everyone to carefully review the materials and vote. If any shareholders have any questions or issues, please do not hesitate to contact investor relations.

Finally, I want to thank all the employees here at TPL. Our team does an amazing job of proactively serving our customers while also creating real value for our shareholders. Their tireless efforts and consistent performance are the engine of this company, and I’m proud to work with them every day.

With that, I’ll turn the call over to Chris to discuss our quarterly results.

Chris Steddum

Thanks Ty.

Total revenue for the third quarter of 2022 was $191 million, which was driven by increases across all of our major revenue streams on a sequential quarter-over-quarter basis.

Oil and gas royalty revenue was up 7% quarter-over-quarter primarily due to higher royalty production, though partially offset by lower crude oil and NGL prices. Crude and NGL price realizations declined sequentially by 13% and 15%, respectively, while natural gas realizations increased 21%.

Third quarter royalty production increased 18% sequentially to approximately 23,400 barrels of oil equivalent per day, which was driven by strong operator activity especially in our Loving and Reeves County royalty acreage.

As Ty mentioned, our Land and Water teams remain very busy working with operators on facilitating upstream development. New permits and spuds so far in 2022 are tracking well ahead of 2021 levels. For permits, we are averaging about 80 gross and 1 net new wells per month this year. For spuds, we are averaging about 70 gross and 0.9 net new wells every month.

Laterals lengths also continue to get longer, with the average permitted well on our royalty acreage now over 10 thousand feet long.

Well statuses on TPL acreage as of quarter end included 5.6 net permitted wells, 6.9 net DUCs, 2.9 completed wells, and 55.0 producing wells. I’ll note that the sequential decline in net permitted wells largely from removing permits that we viewed to be stale or likely to lapse, and this represented about 1.8 net wells. This decline refers to the well status on a static basis, which is not to be confused by the strong activity for new permits we’ve seen throughout 2022.

Our $100 million buyback authorization was active during the quarter, and we repurchased approximately 19 thousand shares for approximately $33 million. We intend for the buyback program to remain active through the end of the year. In addition, yesterday we announced that our Board has authorized a new $250 million share repurchase authorization which will take effect after the expiration of our existing buyback program at the end of this year.

As many of you all know, share buybacks have long been an important part of TPL’s history, and buybacks remain an important aspect of our capital allocation toolbox. We’re glad to put this new program in place, and we believe it further enhances TPL’s ability to optimize capital returns for our shareholders.

Fundamentals at TPL remain excellent and we continue to generate high-quality, high-margin cash flows with minimal capital needs and a fortress, debt-free balance sheet. The robust free cash flow generated by the business affords a tremendous amount of flexibility as we look to maximize shareholder value.

With that, operator, we will now take questions.

Questions And Answers

Operator

(Question And Answer)

Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. (Operator Instructions) Our first question comes from the line of Derrick Whitfield from Stifel. Please go ahead.

Q - Derrick Whitfield

Good morning all. And congrats on your strong operational update.

A - Tyler Glover

Thanks, Derrick.

Q - Derrick Whitfield

With my first question, I wanted to focus on the annual meeting. Regarding the proposed 3 for 1 share split and the share issuance authorization, could you speak to your capital priorities broadly and the strategic importance of the share issuance in light of your approved share repurchase?

A - Tyler Glover

Yes. Thanks, Derrick. A share authorization just provides a normal course financing tool and gives us additional means to potentially grow the company in an accretive value-enhancing way. Like you mentioned, it also allows us to affect the 3 to 1 stock split.

So, I would just add that this is not a change in strategy. It just gives us additional flexibility and optionality to continue to execute that same strategy that's created tremendous value for our shareholders. We've got a long history of strong performance and capital stewardship. It's something that we've engaged our shareholders on.

We've sought advice from governance experts on best practices to institute it and something that we feel really good about. So it's all about just adding flexibility and optionality for the company moving forward.

Q - Derrick Whitfield

Thanks. That makes sense, Ty. And then, maybe shifting over to the Samsung solar energy agreement. Should we assume that this is a capital light arrangement similar to other SLEM arrangements?

A - Tyler Glover

Yes, that's correct. I can't say too much beyond what's in the press release, but this is going to be a similar structure to, these types of deals that we've done in the past, very capital-light.

I'd also just say that this is a great example of the optionality in surface ownership and also the benefit of having a team with a large network of industry relationships. Pretty excited about it. This thing has a lot of potential to scale up.

Q - Derrick Whitfield

Perfect. And perhaps for Chris, regarding your prepared comments on permits, net of the true-up that you put into play for Q3, could you give us a sense of the sequential increase in permit activity in comparing Q2 versus Q3?

A - Chris Steddum

Yes. Yes. Thanks, Derrick. When we've looked at kind of like new well activity, what I would say is the way we always, I think kind of think about these numbers as we compare to 1Q2020 which was really like the high watermark that we have seen from activity levels across the board. And so, when you look at both gross wells, net wells, net normalized wells this year has generally been in line with those numbers.

And so from a new permit activity standpoint, something a little bit in the 225 region was kind of like the high watermark that we've seen, and we have consistently been at or above that all year, including Q3. And so 3Q is slightly -- on the permitting front, it's slightly below 1Q, 2Q on a gross basis. But still, if you look at in context, like historical averages, it's a very strong quarter on the permitting front.

So really, that decrease in the net static number, during COVID and everything, there is a little bit of a pause and a delay, and so we were hesitant to pull out old permits. But at this point, I think when we look at them, it's unlikely those stale permits are going to kind of make it into the queue, so to speak.

Again, it's not that those wells won't be drilled, it's just, once we deem a well is in the queue, you reasonably expect it to get drilled in the next year or 2. And we felt it was prudent at this point to kind of pull some of those older ones out. I'm sure they'll work their way back into the queue, but that's really what that adjustment was.

Q - Derrick Whitfield

That makes sense. And if I could ask one final question. With the understanding that you don't provide quarterly guidance, how should we think about the near-term production trajectory for you guys, kind of thinking into year-end? And the netbacks you'd likely see as a result of the volatility we're experiencing with Waha?

A - Chris Steddum

Yes, that's a good question. I mean, on the production front, again, I think as we kind of alluded to last time, all of the numbers as far as activity levels have continued to be very strong, the DUCs, the completions. And, when we do a look back at kind of actual production that's come through, the trend has continued to be up, through the summer, it appears. And so when we look at the continued activity levels being as strong as they are, I think that's fairly supportive of the continued strong production outlook going through the end of the year.

As far as netbacks, that becomes a little more difficult. I think it's clear right now, if you look at kind of the forward expectations, that Waha differential is probably expected to kind of be weaker on a go forward basis with some of the constraints.

Having said that, through our operators, we've always tended to get better realizations on gas than Waha. It usually kind of comes in between Waha and NYMEX. And so when we look at that, granted, you've seen very big differentials in Waha as of late. But our expectation would be that, kind of that in between Waha and NYMEX, it's probably still a good number.

But, with those volatile jumps, it does become difficult to predict. But through time, where there's been other ones similar to this in the past, what has held through as our realizations kind of tend to be in between those 2 marks. And so we would suspect that will continue.

Q - Derrick Whitfield

That makes sense. Great update. And thanks for your time.

A - Chris Steddum

Thanks Derrick.

A - Tyler Glover

Thanks Derrick.

Operator

Thank you. Our next question comes from the line of Hamed Khorsand from BWS Financial. Please go ahead.

Q - Hamed Khorsand

Good morning. So the first question I had was this return on -- or increase in daily barrels per day, was that primarily driven by the mobile sand mines that you have on your land? And do you own those? Or are you able to move those around as you see that other customers need them?

A - Tyler Glover

Yes, Hamed, thanks for the question. The increase in production was not related to the mobile sand mines. We've just recently contracted those. We do not own them. We're just working with a strategic partner there to have our sand deposits developed. And so we will be strictly a royalty owner on those mines.

Q - Hamed Khorsand

Okay. And then, the other question I had was -- do you think that the share splits that you're proposing improves the index that you'll be in for your stock?

A - Chris Steddum

Hey, Hamed. I would say, look, the share split, the hope would be to -- we've had it analyzed by, some of our consultants and banks. The hope would be that it would allow for a net increase in and the liquidity of TPL's stock and some trading improvements.

But as far as index, eligibility for future indices and things of that sort, we already have pretty strong metrics. And so our -- I think this is more an enhancement just on the trading. It's not an attempt for us to be included in any index. I think we believe we already generally qualify for most of the indices, and we'll work our way on to new ones in the future.

Q - Hamed Khorsand

Okay. My last question was you sold some land this quarter, any reason, particular reason why? Was it just the price? And if you're selling, does that essentially mean you wouldn't be buying at this moment in the market?

A - Tyler Glover

No. I mean, look, the reason that we made those two land sales, I mean, yes, it was robust pricing, but those were kind of specialty sales. So one was for a cryogenic processing plant. The other was for the expansion of an existing substation. And so if you kind of think about, those 2 facilities, right, not only were we able to get a robust price per acre for the land, but that also attracts additional infrastructure and development to those areas.

And so like on a cryo plant, for instance, that plant is going to draw additional pipeline easement revenue to our surface. So I think we had something, like $0.75 million in easement revenue kind of immediately associated with that cryo plant. And, in the future that just continues to draw development from our midstream operators to that particular area.

And then the expansion of the existing substation, that's just allowing that operator to expand their power infrastructure in the area, which is also very good for future development. So I wouldn't say that, that pricing reflects the overall market out there and would keep us from being a buyer.

Q - Hamed Khorsand

Okay. Great. Thank you.

A - Tyler Glover

Thanks Hamed.

Operator

Thank you. Ladies and gentlemen, we have reached the end of the question-and-answer session. And I would like to take the opportunity to thank you for your participation. The conference of Texas Pacific Land Corporation has now concluded. Have a wonderful day.